UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

DGB Investment, Inc.

Douglas Bergeron Qualified Personal Residence Trust

Bergeron Nieces and Nephews Trust

DOUGLAS G. BERGERON

Anna Brockway

Kristine E. Miller

Stephen Oblak

Stefanie Tsen Ward

Jennifer m. harrison

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DGB Investment, Inc. (“DGB Investment”), Douglas G. Bergeron and the other participants named herein (collectively, “DGB”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation.

Item 1: On October 30, 2026, DGB sent an email to subscribers of www.EthanAllenGrowth.com, which is included below:

Doug Bergeron Exposes Undisclosed Court Sanctions Against Disgraced Ethan Allen Director Cynthia Ekberg Tsai

Ms. Tsai Was Sanctioned by a Court for Destroying Evidence and Found Liable for Contempt in Fraud Litigation, Removed as a Director and Terminated “For Cause” as CEO of Viropro Following Allegations of Self-Dealing and Misusing Company Funds

Ethan Allen Never Disclosed This Record to Shareholders, Yet Made Ms. Tsai Chair of Board Committees that Oversee Financial Controls and Corporate Governance

Mr. Bergeron Urges Shareholders to Vote the WHITE Proxy Card “FOR” All Five Director Nominees Ahead of the November 4 Annual Meeting

PARK CITY, Utah--(BUSINESS WIRE)--Doug Bergeron, a significant shareholder of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) with beneficial ownership, collectively with his affiliates and associates, of approximately 5.2% of Ethan Allen’s outstanding common stock, today highlighted the undisclosed record of incumbent director Cynthia Ekberg Tsai, who is seeking re-election to Ethan Allen’s Board of Directors (the “Board”) at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on November 4, 2026.

All three leading independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”), Glass, Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”), have unanimously recommended removing Chairman and CEO Farooq Kathwari and Lead Independent Director David Sable. Glass Lewis and Egan-Jones have gone further, recommending that shareholders vote “FOR” all five of Mr. Bergeron’s nominees and withhold votes from the entire incumbent Board. If shareholders replace only Mr. Kathwari and Mr. Sable, however, Cynthia Ekberg Tsai and the other incumbent directors would retain majority control. Ms. Tsai's record includes the following:

•	Alleged misconduct. In 2013, while serving as CEO of Viropro Inc. (“Viropro”), Ms. Tsai was sued over allegations that she abused her positions as CEO and director by diverting corporate resources to pay “extravagant personal expenses” and to benefit her affiliates, defrauded Viropro, and intentionally wasted corporate assets.[1] Viropro shareholders removed her as a director in 2014, and she was subsequently terminated as President and CEO “for cause.”
•	Court sanctions. In 2015, the New York Supreme Court sanctioned Ms. Tsai, finding her “guilty of spoliation and civil contempt”[2] for destroying evidence in “contumacious disregard for her preservation duties,”[3] and stated that her “actions constituted gross negligence.”[4] The Court also ordered that “Viropro was entitled to an adverse inference as to fraud and breach of fiduciary duty (i.e., the jury will be instructed that it should assume that the emails destroyed by Cynthia Tsai would have been adverse to her in showing commission of fraud and breach of fiduciary duty) and an award of Viropro's attorneys' fees and costs related to this spoliation motion.”[5]

•	Failure to disclose. Yet after Ms. Tsai joined the Board in 2021, she was made Chair of the Audit Committee and entrusted with oversight of the Company’s financial reporting for four years. She now chairs the Corporate Governance, Nominations and Sustainability Committee, which oversees the Company’s critical CEO succession process. In a demonstration of disregard for transparency and the interests of its shareholders, the Company never disclosed her history of allegations and sanctions.

Mr. Bergeron commented, “Shareholders deserve to know the full records of those overseeing the Company. The Board placed someone sanctioned by a court for destroying evidence in charge of the Audit Committee and never told shareholders. Replacing a minority of the Board will not change the status quo. If only two directors are replaced, the Board would remain controlled by the same directors who made those decisions. Ms. Tsai and fellow incumbent directors also entrenched Mr. Kathwari through his employment agreement and, after 15 consecutive quarters of year-over-year sales declines, are forcing shareholders to vote without seeing the Company’s latest financial results.

“Replacing a Board majority is a significant move. But after years of underperformance and governance failures, the greater risk is leaving the same directors in charge. We have assembled a first-class slate of director nominees, identified an exceptionally qualified CEO candidate in Stefanie Tsen Ward, and developed a clear first 100-day plan. We are ready to execute and be held accountable, but we need a Board majority and a clear mandate from shareholders to deliver real change.”

Shareholders with questions on how to vote their shares may visit www.EthanAllenGrowth.com/How-To-Vote. If you have already sent a proxy card furnished by Company management or the Board, you may revoke it by signing, dating and returning the WHITE card or voting instruction form. The latest dated proxy is the only one that counts. Any proxy may be revoked at any time before the Annual Meeting by delivering a written notice of revocation or a later dated proxy, or by voting electronically at the meeting. Written notice may be sent to DGB Investment in care of Okapi at the address below, or to the Company's Corporate Secretary.

PROTECT YOUR INVESTMENT. RENEW AN AMERICAN ICON. VOTE FOR ALL FIVE DGB NOMINEES ON THE WHITE UNIVERSAL PROXY CARD TODAY

Additional materials related to Mr. Bergeron’s campaign, including video interviews with his five director candidates, may be found at www.EthanAllenGrowth.com. Shareholders are encouraged to follow the campaign’s LinkedIn and X pages to stay informed in real time.

ADDITIONAL INFORMATION

DGB Investment, Inc. and Douglas G. Bergeron, together with the other participants in their solicitation (collectively, “DGB”), have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DGB’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in DGB’s proxy solicitation. These materials and other materials filed by DGB with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by DGB with the SEC are also available, without charge, by directing a request to DGB’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 285-5990 or via email at info@okapipartners.com.

1 Summons and Verified Complaint, Dec. 4, 2013, https://iapps.courts.state.ny.us/fbem/DocumentDisplayServlet?documentId=qsJBVsl/QyqSosoE8E2O1A==&system=prod
2 Current Report on Form 8-K filed with the SEC on September 14, 2015 (sec.gov/Archives/edgar/data/703901/000114420415054768/v420227_8k.htm)
3 Memorandum Opinion, Spring Hill Bioventures SDN BHD v. Ekberg Tsai, et al., No. 654157/2013 (Aug. 12, 2015), at 7, https://iapps.courts.state.ny.us/fbem/DocumentDisplayServlet?documentId=z0u/xfg3R5INyJ0LwinUQg==&system=prod
4 Id. at 8.
5 Current Report on Form 8-K filed with the SEC on September 14, 2015 (sec.gov/Archives/edgar/data/703901/000114420415054768/v420227_8k.htm)

Contacts

Media Contact:
DGB@gasthalter.com

Investor Contact:
Bruce Goldfarb / Chuck Garske
Okapi Partners
1212 Avenue of the Americas, 17th Floor, New York, New York 10036
(877) 285-5990
info@okapipartners.com

Item 2: Also on October 30, 2026, Douglas Bergeron, President of DGB Investment, participated in an interview with Bloomberg Open Interest, in which he discussed the Company. A written transcript of the interview is included below:

Dani Burger:

The battle for control of Ethan Allen comes to a head next week when it holds its annual shareholder meetings on Wednesday. Activist investor Douglas Bergeron has been pushing to kick out CEO Farooq Kahn, as CEO and chair. He wants to appoint a former Neiman Marcus executive as interim CEO. He's also pushing for a board overhaul to address what he sees are fixable shortcomings at the company.

Isabelle Lee:

And Ethan Allen is heading back, bringing up what it says is Doug Bergeron's own flawed track record. In a statement released this morning, it brought up Bergeron's tenure as CEO of Verifone when the SEC investigated the company for accounting irregularities, saying his financial oversight and valid creation record deserve scrutiny.

Dani Burger:

Well, joining Isabelle and myself now exclusively is Douglas Bergeron, DGB Investments founder. And, and Doug, I should start by saying that the SEC did not charge you personally. It also dismissed both lawsuits with prejudice. And I just wanna get your response to this. What do you say to Farooq and the team at Ethan Allen who say that this is evidence, uh, of flawed management?

Doug Bergeron:

What, uh, I say is they should wish for a Verifone-like transformation at Ethan Allen. I bought Verifone for $50 million. It had been losing, uh, money, declining revenue from Hewlett-Packard. Uh, I was there 13 years. We globalized the business. When I left, I created $5 billion in enterprise value. The 800 employees were then 6,000 employees, uh, and it's one of the proudest achievements in my life. So, uh, uh, I would love to repeat Verifone at Ethan Allen.

Isabelle Lee:

Doug, we also have questions about how you would make sure that there's accountability and oversight if you take over the board. How would you respond to that?

Doug Bergeron:

We have an amazing group of independent directors, um, starting with Chris Miller, who's, was the former head of retail, head of consulting for the retail, um, side of Bain Consulting for many, many years. She sat on many public company boards. We, we hold inde - board independence very, very dear to our hearts. Compared to the former board, the existing board, I should say, I guess I'm getting ahead of myself, uh, that has been supplicants to Farooq for the last 38 years. Interestingly enough, the board keeps on changing at Ethan Allen, but the deference never, never stops. Uh, the current board is actually, I, I used to say utterly unqualified. Now I think with this new news about Ms. Sai, the, I should say utterly disqualified to serve. As you know, Ms. Sai, uh, uh, we announced this week that was found by the New York Supreme Court and sanctioned for destroying evidence in a civil litigation regarding her termination from a, a public company.

So, you know, we take our independence very, very seriously. And thank you for the question.

Dani Burger:

And, and Doug, j- just for, for, um, for transparency, we have asked Ethan Allen and Farooq, uh, their response, uh, as well as, uh, Ms. Sai, uh, on these allegations. And I just wonder, and we have not heard back and we certainly will bring them to our audience if we do. Um, you do want the full board removed, but this is something that the proxy advisory firms, they do agree with you that there should be, uh, a new chairman, a new CEO. Um, they have not gone so far though as to say a complete replacement of the board. Do you think this, this release this morning and what you're saying about Ms. Sai will move the needle?

Doug Bergeron:

Well, that's not correct. Um, two out of the three of the proxy advisory firms, Glass Lewis and Egan Jones, have called for a clean sweep. They want everybody out.

Isabelle Lee:

Mm.

Doug Bergeron:

They understand that the problem... We know Farooq is leaving. The question is when is he leaving? Is it immediately or is it a year from now? Uh, will he stay in the boardroom as CEO after this AGM? Uh, and who, which board will be responsible for attracting the best and the brightest CEO to this company? You know, I've noticed this organizationally across my long career, uh, in, in, in governance and in operations that substandard managers attract even worse middle managers. And a substandard board will not be able to attract the best in class CEO. The best in class CEO is not gonna leave his, his position somewhere where he's doing, she's doing very well, and go join this board. Uh, it's just not possible.

Isabelle Lee:

And you argue that Ethan Allen has fallen behind on digital and omnichannel retail. How much of this turnaround is really about technology and how quickly do you think you can close that gap, Doug?

Doug Bergeron:

Uh, starting on day one, our team has set out a hundred-day plan. We also have a five-year plan. Um, Ms. Ward is an extraordinary leader. Uh, Mr. Oblak, uh, took Wayfair's sales using omnichannel and digital strategies and AI, um, from 250 million to 12 billion over 12 years. So there is no question that there will be very significant changes right up front and long-term as well.

Dani Burger:

So, so where do you stand on, on the vote count for November 4th, Doug? Are, are you feeling confident going into this?

Doug Bergeron:

Yes. We're, we're, we're doing very well. I mean, all proxy advisors have, have called for the, uh, the removal and two out of three of the proxy advisors have said vote for everybody. The, the reality is this is a cultural revolution that we're gonna have to, uh, embark upon. The company's been led by the same guy for 40 years. We've spoken to hundreds and hundreds of former employees and managers. They're crying for us to get there and uncork this new, this new era of growth and vitality. Uh, we will all be in Danbury, Connecticut on November the 4th. We will have our arms around senior management team, the middle management team, the whole rank and file if they wanna come out and see us. We will then be on a flight to Vermont on Thursday and off to North Carolina, uh, Friday morning. And then we will be spreading across the country, uh, to all 170 locations.

Each of our directors will be engaged in, in, will be, will be dividing and conquering on that to really set the, the, the new stage for what's, what's possible with this company. You know, there was 5,000 employees at one point. They're now down to 3,000. The company under its current leadership and its current board is on a fast track to obsolescence. We wanna turn that and we think we, we know we can.

Isabelle Lee:

And you say in this new era that investors could potentially triple their investments in three years. Walk us through that numbers. What are they going to do operationally to deliver that?

Doug Bergeron:

Well, the great news about this business, and you know, myself, I'm not a professional activist. I know you like to say that on your intros. I'm a, I'm a main street operator that used my own capital to be aligned with other shareholders and hold these shares for five or 10 years while we revolutionize this business. But when you have a 62% gross margin business with manufacturing in the US, it works two ways. If your revenue is declining, you're getting fixed cost deleveraging and your profits are gonna fall faster than your revenue. So in the last, uh, 20 years, although revenue has fallen 46%, profits have actually fallen 67% because of all this fixed costs. The good news is it works the other way. If we can add another three or 400 million dollars of revenue to this business at 62% gross margins over the next, I don't know, three, five, seven years, I can't put a time on it right now, that will quadruple or quintuple operating income.

The share price then should follow in line. And then we should also get a re-rating because we'll be viewed as a credible modern, uh, retailer that's tuned into the, to the new generation of buyers and is, uh, led by a, a great board and a great CEO.

Dani Burger:

Um, Doug, one of the other pushbacks that Ethan Allen has voiced is concern over the interim CEO, um, formerly of Neiman Marcus, uh, Stephanie Senward. The idea that they're saying is that she lacks experience in a public company. What would you say to that?

Doug Bergeron:

Um, I will be there with, with Stephanie. Not every new public company CEO, uh, has run a public company before. I was a first time public company CEO, and I know many other very successful ones, um, <laugh> in Silicon Valley. Um, but with the right guidance of this board, particularly Chris and myself, uh, she will be in fantastic hands to handle investor relations and shareholder communications. Listen, and that is in dire need of help. This company has released first quarter earnings every year for 20 years, the week before the AGM. So typically late October, the AGMs in early November. Another fast one pulled on shareholders two weeks ago. They said, "Uh, I know operating margins have declined to one per - retail operating margins have c- collapsed to 1% in our last quarter's results, but we're gonna choose not to show you results until after the AGM." I mean, that, that track record of obfuscation, uh, just continues and continues.

And it's, frankly, should be nauseating to, to most shareholders. And it, it's this new news about Ms. Tsai, where it's now can be shown that they use reputation protecting software to obs- obscure, obfuscate her, this terrible record of being fined and sanctioned, um, by the Supreme Court of, of New York State, uh, is just another example of obfuscation. Shareholders deserve better.

Isabelle Lee:

Yeah.

Doug Bergeron:

They des - they deserve, they deserve b- better operations, of course. They deserve a better digital strategy. They deserve growth, not decline. I mean, this company is consistent, consistently declining, and we want to change that. But this, uh, this pattern of obfuscation has to end.

Dani Burger:

Yeah. I, it, uh, Doug, I just, like, it does have this feeling of things getting a little bit ugly, and I understand you wanna illuminate, uh, the, the history of a board member, but of course, Ethan Allen, as we talked about at the top, hitting back with their own allegations against you as well. I, I do just wanna say, again, we welcome Farooq on the show to defend himself. That offer is still outstanding for the team there. But again, when we spoke to him in August, some of the pushback was his sort of claim that what you wanna do changes the very DNA of the company, that, uh, higher growth would be sort of to sacrifice what they see as this interior decorator sort of DNA. And he also hit back at this idea that he's too old to run the company. He says, "I'm vivacious. I hike. I do all these things." Um, before we let you go, I also just wanna give you a chance to respond to those two as well.

Doug Bergeron:

The issue is no longer with Mr. Kathwari. He's, uh, said he's gonna leave in a year. Um, the issue is who best selects the next CEO? Um, I mean, that's, that's the, the great boards find great CEOs. Terrible boards don't attract great CEOs. If you want... If Mr. Kathwari in August told you that he wants to continue the status quo DNA of this business, it will be out of business in a couple of years. You can't, you can shrink revenue from a billion to 579 million over 20 years and still protect profits, but your operating margins and your EPS are gonna decline all, all the way in a way that I just described a few minutes ago.

Isabelle Lee:

Mm.

Doug Bergeron:

But they've hit the maximum now. They're now at basically break even. I suspect why they've chosen to, um, not disclose their earnings before the AGM for the first time in 20 years is they've probably gone negative. So if that's the DNA that Mr. Kathwari is trying to preserve, um, that's not gonna add shareholder value, for sure.

Item 3: Also on October 30, 2026, DGB posted the following materials on LinkedIn and X.com:

Ethan Allen Growth
@EthanAllenGrow

Ethan Allen director Cynthia Ekberg Tsai was sanctioned by a court for destroying evidence and held in civil contempt.

The Board never told shareholders and made her Chair of the Audit and Corporate Governance, Nominations and Sustainability Committees.

11:20 AM · Oct 30, 2026

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Item 4: Also on October 30, 2026, DGB posted the following material to www.EthanAllenGrowth.com: